ENDORSEMENT AGREEMENT

THIS ENDORSEMENT AGREEMENT (the "Agreement") is dated as of this 14th day of November 2017 ("Effective Date"), by and between Eco Science Solutions, Inc. ("ESSI"), a Nevada corporation, and Stephen Marley ("Talent"), an individual.

AGREEMENT

1. Engagement. ESSI engages Talent and Talent hereby accepts the engagement to act as a Spokesperson for ESSI, and to provide his endorsement of all ESSI products and services, domestically and worldwide.

2. Term of Agreement.  The term of this Agreement shall be for one (1) year commencing on the Effective Date and automatically renewing annually thereafter, unless either party provides a thirty-day notice of written termination one to the other ("Term").

3. Grant.  During the Term and subject to the limitations set forth in Paragraphs 9 and 10, ESSI shall have the right to use the name, image, likeness, characterization, visual and audio representation of Talent ("Talent Attributes") in connection with the ESSI product suite, in the venue(s) as follows:

A. Promotional Territories ("Territories") shall include various online, outdoor, radio and television promotional spots (specific promotional spots and content specifics to be mutually agreed upon) promoting the ESSI product suite ("Commercial Placements") aired in various venues as determined to best suit the needed promotion of ESSI products;

B.  On ESSI's downloaded apps (UseHerbo, Herbo Wallet, FitRx) and websites (www.useherbo.com; www.eccossi.com) ("Websites"), of which new ESSI owns and operates downloadable apps and websites may be added to this list at the will of ESSI; and

C.  ESSI Natural Supplementation Products.

D.  In ESSI product-related press releases (of which only ESSI may produce and publish).

In connection with any ESSI's usage of Talent Attributes as outlined above in Paragraphs 3(A)-(D) that are applicable to Dietary Supplements, ESSI will feature the following disclaimer in close proximity to said usage: "STEPHEN MARLEY IS NOT A MEDICAL AUTHORITY. THESE STATEMENTS HAVE NOT BEEN EVALUATED BY THE FOOD AND DRUG ADMINISTRATION. THIS PRODUCT IS NOT INTENDED TO DIAGNOSE, TREAT, CURE OR PREVENT ANY DISEASE."

4. Duties of Talent and Rights of ESSI. During the Term and subject to the limitations set forth in Paragraphs 9 and 10, Talent agrees to provide ESSI with the following:

A. Upon request by ESSI, two (2) production sessions to be used for the production of the various medias to be used in Commercial placements ("Production Sessions"); the location, date and time of the Production Sessions shall be mutually agreed upon by Talent and ESSI. In the event any Production Session exceeds eight (8) hours in duration ESSI and Talent will negotiate in good faith additional compensation to Talent for time in excess of eight (8) hours.

B. Talent will serve as a Special Advisor to ESSI, whose sole responsibility is to be listed as a brand ambassador on the Websites and/or ESSI related press releases. With respect to Talent's position as Special Advisory, Talent will not be responsible for any additional services such as attending meetings, corporate functions, etc.

C. ESSI may request an additional production session(s), or a media tour or personal appearance(s) of Talent for an additional fee to be mutually agreed upon by the parties.

5. Consideration. As consideration for Talent's services under this Agreement, ESSI agrees as follows:

A. Equity Payment: ESSI will provide Talent with one-million (1,000,000) shares of restricted common stock issued within ten business days of execution of this Agreement.

B. Cash Payments:

(1)  ESSI will provide monthly payment of Ten Thousand and NO/100 Dollars ($10,000) made payable to Talent for Talent's social communications with its followers on popular social media venues, including, but not limited to, Facebook, Instagram, Twitter and Snap Chat where Talent may communicate about the ESSI product suite ("Social Communication"). The monthly Social Communication schedule will be mutually agreed upon by Talent and ESSI one month in advance of the actual month of communications. Once the monthly Social Communication schedule is set, the volume of Posts, Tweets and Snaps will determine the total amount of monthly compensation available to Talent. ESSI's Social Media Manager will keep track of Talent's activity pursuant to ESSI's Company quarter to determine the amount of Cash Payment due for the quarter.

(a) Payments shall be made to Talent in the following manner, and to the following address:

6. Expenses. If applicable, ESSI agrees to provide and pay for the expenses related to Talent's services provided in Paragraph 4, which shall include but not be limited to the following:

A. First-class airfare, first-class ground transportation, hotel accommodations, and meals for Talent; and

B. First-class airfare, ground transportation and hotel accommodations for one (1) representative.

7. Union Dues and Fees. Talent represents that the services hereunder shall not be subject to SAG, AFTRA or any other entertainment guild contract of which Talent is now, has been, or will be in the future, bound to and that this Agreement is not in conflict with any contract Talent is bound.

8. Exclusivity. Talent represents and warrants that during the Term and in the Territories, Talent will not endorse or make any appearances or advertisements on behalf of any other product which is directly competitive to ESSI's products.

9.Review, Approval, and Ownership of Commercial Placements. All ESSI uses of Talent Attributes in connection with the Commercial Placements and/or press releases shall be subject to the prior written approval of Talent. Said written approval must be given within five (5) business days of Talent's receipt or said usage shall be deemed unapproved. Any such usage featuring Talent in the Commercial Placements and/or press releases shall be and remain the property of ESSI; however, ESSI shall have the right to use said Commercial Placements and/or press releases solely as outlined in Paragraph 3 and only during the Term. Talent may use said materials in whole or in part solely for the purpose of presenting Talent's work in Talent's personal portfolio, website or otherwise and/or on Talent's agent's website. Such usage may not be sold or transferred.

        9.1 Press Releases. Talent may not, at any time, individually, or through his agent, manager, family, friends, or associates publish a press release relative to ESSI without first obtaining the written consent and approval of ESSI's management and counsel.  In the event Talent does publish any such press release, this Agreement shall be null and void and any outstanding balance owed to Talent shall be voided and the 1,000,000 Shares of ESSI common stock issued to Talent returned to the Company.

10. Termination for Cause

A. ESSI shall have the right to terminate this Agreement upon ten (10) days prior written notice to Talent in the event Talent fails to perform the duties set forth in Paragraph 4 hereof or breaches any other covenant or agreement set forth herein and fails to cure same (if curable) within seven (7) days of receipt of written notice. Such termination shall relieve ESSI of its obligation to provide any further consideration pursuant to this Agreement.

B. Talent shall have the right to terminate this Agreement upon ten (10) days prior written notice to ESSI in the event of the occurrence of any of the following: (1) ESSI adjudicates as insolvent or declares bankruptcy; or (2) ESSI fails to provide consideration due pursuant to this Agreement, within ten (10) days following the date such consideration is due hereunder, provided that ESSI is notified in writing of such non-payment by Talent and such payment by ESSI is not made within three (3) days following such notification; or (3) ESSI  breaches any representation, warranty, covenant or agreement set forth herein and fails to cure same (if curable) within seven (7) days of receipt of written notice. Furthermore, ESSI agrees that such termination shall not relieve it of its obligation to provide consideration as contemplated hereunder. Talent shall not have waived any of its rights at law or in equity by exercising any provision of this paragraph.

C. ESSI's rights to the use of Talent and Talent's Attributes as set forth in Paragraphs 3 and 4 shall end immediately should this Agreement be terminated pursuant to Paragraph 10(A) or Paragraph 10(B) above.

10. Notices. All notices provided for herein shall be given in writing by hand delivery, courier service, or by certified mail return receipt requested to the addresses of the parties set forth as follows (unless change of address by notice to the other party is given as provided in this paragraph 10):

If to Talent:

Mr. Stephen Marley
16115 SW 117th Ave
Suite 21-A
Miami, Florida  33177
If to ESSI:
Mr. Jeffery Taylor, President
1135 Makawao Avenue, Suite 103-188
Makawao, Hawaii 96768

with a copy to: Sharon Mitchell, Corporate Counsel for ESSI

      Sharon D. Mitchell
      SD Mitchell & Associates, PLC
      829 Harcourt Rd.
                      Grosse Pointe Park, Michigan 48230

        11. Licensing.  Nothing contained herein shall be construed to convey to ESSI any right to use the names, trademarks, service marks, symbols, logos, emblems colors, etc. ("Marks"), of the Bob Marley Family Foundation, or any other organization with which the Talent is or has been associated.  All rights to the use of such Marks must be acquired from the appropriate rights holder, and if such Marks are used by ESSI then, in such event ESSI (a) shall provide Talent in advance with satisfactory evidence of ESSI's right to use such Marks and (b) agree to indemnify, protect and hold Talent harmless from and against any and all claims, damages and/or losses which may arise from ESSI's use of such Marks.

12. Representations and Warranties of ESSI. Talent relies upon ESSI's skill and judgment and also upon the following representations of ESSI which shall be in effect throughout the term of this Agreement:

A. ESSI's products are, and will remain, merchantable and fit for the purpose for which they are intended, and

B. ESSI's products do, and will, conform at all times to all applicable federal, state and local laws, rules, regulations, ordinances, and other enactments and industry standards, including, but not limited to, those relating to product safety.

13. Indemnity. ESSI shall be solely responsible for all liability arising out of production, distribution and sale of its product(s).  ESSI hereby agrees to indemnify, defend and hold harmless Talent, his agents, representatives and employees (referred to collectively as "Talent Indemnities") from and against any and all claims, actions, causes of action, damages, injuries, expenses, liabilities (joint and several), penalties fines, attorney fees, court costs, and any other expenses incurred by Talent Indemnities arising out of (1) breach by ESSI of any of the terms, representations or warranties made by ESSI in this Agreement; or (2) ESSI product liability or trademark patent or other proprietary right infringement; or (3)  errors, omissions, fraudulent or negligent acts by ESSI, its employees, agents or subcontractors in connection with (i) any advertising featuring Talent; (ii) with the performance of ESSI's duties and obligations under this Agreement; (iii) with the production, distribution, promotion, marketing and sales of products including related product packaging; and/or (iv) with the operation and management of its production and distribution facilities, however caused.

        13.1 ESSI shall not be obligated to indemnify Talent with respect to damages which are the result of the active negligence or willful misconduct of Talent.

14. Relationship of Parties.  Nothing contained in this Agreement shall be deemed or construed to place the parties in the relationship of partners, joint venture participants, principal-agents, or employer-employee, it being understood that the parties hereto are and will remain independent contractors in all respects and neither party shall have any right to obligate or bind the other in any manner whatsoever.

15. Assignment.  Neither this Agreement nor any of the rights or obligations contained herein may be assigned or transferred by either party without the prior written consent of the other party.

16. Authority to Contract. Each of the parties hereto represents and warrants that it has full right and power to enter into this Agreement, to perform all obligations to be performed by it hereunder, and to grant all rights hereunder granted without violating the legal or equitable rights of any other person or entity, and that the execution and performance of this Agreement will not conflict with or result in a breach of or default under any of the terms or conditions of any agreement to which either party has agreed, or is a party, or may be bound.

17. Construction of Agreement. Each party acknowledges that it has participated in the negotiation of this Agreement and that no provision of this Agreement shall be construed against or he interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or deemed to have structured, dictated or drafted such provision.

18. Modification. This Agreement constitutes the entire agreement with respect to the subject matter contained herein and supersedes all previous communications and agreements between the parties pertaining to the subject matter hereof, whether written or oral. The terms of this Agreement may not be modified, waived, amended, discharged, terminated, or supplemented, or otherwise changed, except by a written document executed by an authorized representative of each party.

19. No Waiver. A waiver by either party of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof, or any other term or condition of this Agreement. All remedies, rights, undertakings, obligations, and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

20. Severability. If any provision of this Agreement, as applied to either party or to any circumstance, shall be adjudged by a court of competent jurisdiction to be void or unenforceable, whether at law or in equity, then such determination shall in no way affect any other provision of this Agreement, or the validity or enforceability of this Agreement.

21. Choice of Law. Regardless of the place of execution hereof, this Agreement, all amendments hereto, and any and all issues or controversies arising here from or related hereto, shall be governed by and construed exclusively in accordance with the laws and decisions of the State of Michigan.

22. Attorneys' Fees. If any action is necessary to enforce the provisions of this Agreement, including any claims or demands, or to interpret this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may otherwise he entitled.

23. Captions: Structure. Section headings used in this Agreement are for convenience of reference only and shall not in any way affect the interpretation of any section of this Agreement or of the Agreement itself.

24. Time is of the Essence. Time is of the essence with respect to the performance of the duties and obligations hereunder.

25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall be construed as a single instrument. This Agreement may be executed by facsimile or other electronic transmissions, and signatures on any facsimile or electronic transmission copy hereof shall be deemed authorized original signatures.

26.  No Third-Party Beneficiaries. This Agreement is not for the benefit of any third party and shall be deemed not to give any right or remedy to such third party, whether referred to herein or not.

27. Recitals. The recitals contained in this Agreement are true and correct and are incorporated herein by reference.

28.  Confidentiality and Non-Disclosure

A.  Talent's endorsement and position of spokesperson of ESSI is for the sole purpose of the endorsement of the Company's products, and to offer information, based upon Talent's use and knowledge of ESSI's products.  At no time whatsoever, in any manner whatsoever, is Talent authorized to discuss ESSI's financial condition, either in speculation or actual knowledge of such.

B.  Talent's position as a special advisor may provide Talent access to information that has not been made public and Talent agrees, to, at all times, keep in strict confidence any information he may come across that is not yet public, including, but not limited to, information about ESSI's stock, new products, acquisitions, and/or any other corporate action the Company may take, or has taken.  Confidential treatment of this information extends to non-disclosure to Talent's friends, family, business associates, and any other person seeking information regarding the Company's financial information, stock, or corporate actions.

The parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

STEPHEN MARLEY

By:          /s/Stephen Marley
Stephen Marley
Talent

ECO SCIENCES SOLUTIONS, INC.

By:	/s/Jeffery Taylor
 Jeffery Taylor
CEO